RULE 424(B)(3)
                                                          REGISTRATION STATEMENT
                                                                    NO. 33-29024
PROSPECTUS
SUPPLEMENT

                            GENERAL ELECTRIC COMPANY

                                 800,000 SHARES

                         COMMON STOCK ($0.16 PAR VALUE)

      This Supplemental Prospectus amends the Prospectus dated July 14, 1997 (the "Prospectus") relating to the issuance of up to 800,000 shares of Common Stock (the "Common Stock") of the General Electric Company (the "Company") to non-employee directors of the Company pursuant to the Company's 1989 Stock Option Plan for Non-Employee Directors (the "Plan"). This Prospectus Supplement is part of the Prospectus and should be kept with your copy of the Prospectus. The information in this Prospectus Supplement supersedes the information in the Prospectus to the extent inconsistent with the Prospectus.

      The following language replaces in its entirety the third paragraph under the caption "General Information About the Company - Description of the Common Stock" in the Prospectus:

     The Company currently is authorized to issue up to 4,400,000,000 shares of Common Stock, par value $0.16 per share. As of July 11, 1997, a total of 3,714,025,674 shares of Common Stock were issued, of which 430,605,626 were treasury shares. The Company also is authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series but has not issued any of such shares. If such shares are issued, the Company's Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

     A copy of the Prospectus of which this Prospectus Supplement forms a part may be obtained on written or oral request from the Company directed to General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06431, Attention: Investor Communications, Telephone (203) 373-2211.

            The date of this Prospectus Supplement is July 16, 1997.